Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Autoscope Technologies Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.01 per share)	Other(2)	500,000(3)	$5.85	$2,925,000	$92.70 per $1 million	$271.15
Total Offering Amounts					$2,925,000	--	$271.15
Total Fee Offsets(4)							--
Net Fee Due							$271.15

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers such additional and indeterminate number of shares of common stock (“Common Stock”) of Autoscope Technologies Corporation (the “Registrant”) as may become issuable by reason of stock dividends, stock splits or similar transactions. In addition, each share of Common Stock includes one preferred stock purchase right.

(2)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of the average of the high ($6.09) and low ($5.61) sales prices per share of the Common Stock as reported on the Nasdaq Capital Market on May 23, 2022.

(3)	Represents the number of shares of Common Stock issuable pursuant to awards granted under the Registrant’s 2022 Stock Option and Incentive Plan.

(4)	The Registrant does not have any fee offsets.

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